Exhibit 99.1

Contact:	Frank Perez
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP ANNOUNCES

DR. PAUL A. THOMAS RETIRES AS DIRECTOR

FRANKLIN, Tenn. (February 28, 2011) — Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) announced today that Dr. Paul A. Thomas (age 56) retired from the Company’s Board of Directors, effective February 22, 2011 so that he can devote more time to his growing medical practice.

“We want to thank Dr. Thomas for his guidance and wisdom while serving as a director of Tennessee Commerce,” stated Mike Sapp, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp.  “As a founding director of our bank, he was an important contributor to our strategic growth plans and our success in growing Tennessee Commerce to over $1.5 billion in assets during the past 10 years.

Dr. Thomas served on Tennessee Commerce’s Board of Directors since 2000.  He was a member of the Board’s Compensation Committee.  With Dr. Thomas’s retirement, Tennessee Commerce’s Board of Directors will include eight members, six of whom are classified as independent directors.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee.  Tennessee Commerce Bancorp’s stock is traded on the Nasdaq Global market under the symbol TNCC.  Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

Forward Looking Statements

Certain statement contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,”“believe,”“estimate,”“expect,”“may,”“might,”“will,”“would,”“could,” or “intend.”  These forward-looking statements include, without limitation, statements relating to the listing of the Company’s securities and enhancements to the Company’s long-term success.

We caution you not to place undue reliance on the forward-looking statement contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors.  These factors may include, but are not limited to, Nasdaq’s corporate governance listing standards and changes to those standards, the Company’s ongoing compliance efforts and ability to meet those standards.